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March 1, 2018

Re: FleetCor Technologies, Inc. – Form S-8 Registration Statement
Ladies and Gentlemen:
We have acted as counsel for FleetCor Technologies, Inc. a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of an additional 3,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, to be issued pursuant to the terms of the FleetCor Technologies, Inc. Amended and Restated 2010 Equity Compensation Plan (the “Plan”).
In so acting, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.
Based upon the foregoing, and subject to the additional assumptions, qualifications and limitations set forth below, we are of the opinion that:
(1)The Shares are duly authorized; and
(2)When the Shares are issued pursuant to the Plan, or upon the exercise of options, stock appreciation rights or other stock-based awards granted under the Plan, as the case may be, such Shares will be validly issued, fully paid and non-assessable.
This opinion is limited in all respects to the federal laws of the United States of America and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in such Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ King & Spalding LLP